Exhibit 4.2

AMENDMENT NO. 1 TO
AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment No. 1”), dated as of December 10, 2007, to the Rights Agreement dated as of June 1, 2000 and amended and restated as of April 12, 2007 (the “Rights Agreement”) between Orient-Express Hotels Ltd., a Bermuda company (the “Company”), and Computershare Trust Company, N.A., a national banking institution, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company and the Rights Agent;

WHEREAS, pursuant to resolutions adopted on December 10, 2007, the Board of Directors of the Company adopted and authorized an amendment of the Rights Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company and the Rights Agent have determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors of the Company in connection with the original adoption of the Rights Agreement;

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.	Section 1. Certain Definitions.

Section 1(b) of the Rights Agreement is hereby amended to delete in its entirety the defined term “Acquiring Person” and the definition thereof and to insert in its place the following:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the outstanding A Shares or 15% or more of the outstanding B Shares (as such term is hereinafter defined), but shall not include the Company or any Subsidiary (as such term is hereinafter defined) of the Company, or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of the Company for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, (i) no Person shall be or have become an “Acquiring Person” if such Person, together with all Affiliates and Associates of such Person, was on December 10, 2007 the Beneficial Owner of 15% or more of the outstanding A Shares or 15% or more of the outstanding B Shares; provided, however, that if, after December 10, 2007, such Person becomes the Beneficial Owner of an additional 1% or more of the outstanding A Shares or B Shares, respectively, then such Person shall be deemed an “Acquiring Person”, and (ii) no Person shall become an “Acquiring Person” as the result of an acquisition of the Company’s shares by the Company or a Subsidiary of the Company which, by reducing the number of shares outstanding, increases the beneficial ownership of such Person to 15% or more of the outstanding A Shares or 15% or more of the outstanding B Shares (or, in the case of a Person referred to in clause (i), more than the percentage that was beneficially owned by such Person on December 10, 2007); provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the outstanding A Shares or 15% or more of the outstanding B Shares (or, in the case of a Person referred to in clause (i), more than the percentage that was beneficially owned by such Person on December 10, 2007) by reason of share purchases by the Company or a Subsidiary of the Company and shall, after such share purchases by the Company or a Subsidiary of the Company, become the Beneficial Owner of an additional 1% or more of the outstanding A Shares or B Shares, respectively, then such Person shall be deemed to be an “Acquiring Person.”

2.	Section 3. Issue of Right Certificates.

Section 3(a) of the Rights Agreement is hereby amended (i) to delete the phrase “shares carrying in the aggregate” and (ii) to delete the phrase “total voting rights which may be cast at any general meeting of the Company” and to insert in its place “outstanding A Shares or 30% or more of the outstanding B Shares”.

3.	Governing Law.

This Amendment No. 1 shall be deemed to be a contract made under the laws of the Islands of Bermuda and for all purposes shall be governed by and construed in accordance with such laws, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

4.	Effectiveness.

This Amendment No. 1 shall be effective from the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

5.	Counterparts.

This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:			ORIENT-EXPRESS HOTELS LTD.

By:	/s/ Edwin S. Hetherington		By:	/s/ Paul White
	Name:	Edwin S. Hetherington		Name:	Paul White
	Title:	Vice President, General Counsel and Secretary		Title:	President and Chief Executive Officer

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Jeff Seiders		By:	/s/ Katherine S. Anderson
	Name:	Jeff Seiders		Name:	Katherine S. Anderson
	Title:	Relationship Manager		Title:	Managing Director